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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 18, 2002, relating to the financial statements and financial highlights which appear in the August 31, 2002 Annual Report to Shareholders of JPMorgan Prime Money Market Fund, JPMorgan U.S. Government Money Market Fund, JPMorgan Treasury Plus Money Market Fund, JPMorgan Federal Money Market Fund, JPMorgan 100% U.S. Treasury Securities Money Market Fund, JPMorgan Tax Free Money Market Fund, JPMorgan California Tax Free Money Market Fund, JPMorgan New York Tax Free Money Market Fund and JPMorgan Liquid Assets Money Market Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP
New York, New York
December 20, 2002